[REEF OIL AND GAS COMPANIES LOGO]

Exhibit 99.1

Retirement of Chief Operating Officer

On January 7, 2009, Kellam Colquitt, 60, Chief Operating Officer of Reef Exploration, L.P. (“RELP”), an affiliate of Reef Oil & Gas Partners, L.P., our managing general partner, retired from RELP. Howard Dean, Reef’s senior engineer, will be assuming the duties handled by Mr. Colquitt in the interim.

                New General Counsel; New Chief Financial Officer

On January 9, 2009, RELP announced that Daniel C. Sibley, 56, Chief Financial Officer of Reef Oil and Gas Partners, L.P. and RELP, will be appointed General Counsel of RELP, to be effective January 14, 2009.  As a result of his appointment, Mr. Sibley will no longer serve in the position of Chief Financial Officer of Reef Oil and Gas Partners, L.P. and RELP.  Mr. Sibley became Chief Financial Officer of Reef Oil and Gas Partners, L.P. in December 1999, and has served in the same position for RELP since January 2006, and had served in that position for RELP’s predecessor entity OREI, Inc., since 1998.  Additionally, from 1980 to 1994, Mr. Sibley was engaged in the private practice of law.

In connection with Mr. Sibley’s transition into his role as the General Counsel of RELP, on January 9, 2009, L. Mark Price joined RELP as its Chief Financial Officer.

Mr. Price, 46, previously served as the Chief Financial Officer for The Terramar Group, Inc., an international oil and gas and manufacturing company, beginning in 2007.  While there, his duties included negotiating, preparing and performing the due diligence on oil drilling operations.  From 2004 to 2007, he served as the Chief Accounting Officer for Lancer Corporation, an international manufacturing company, where he was responsible for conducting the public auction for the company, guiding the company through its Sarbanes-Oxley compliance implementation and preparing its filings with the Securities and Exchange Commission.  Mr. Price served as the Chief Financial Officer of Nunn Manufacturing, and for PCLC Asset Management after its acquisition of Nunn Manufacturing in 1998, from 1996 until 2004.  In that capacity, he managed the financial planning and reporting of the company, as well as implemented certain Sarbanes-Oxley compliance procedures.  Mr. Price received his BBA in accounting and finance from Texas Tech University.

Sincerely,

/s/ Michael J. Mauceli
Michael J. Mauceli

REEF OIL & GAS PARTNERS, L.P.

REEF EXPLORATION, L.P.

1901 N Central Expy, Ste 300 • Richardson, TX 75080

(972) 437-6792 • Fax: (972) 994-0369

Toll Free: (877) 915-7333 • www.reefogc.com